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                                  EXHIBIT 99.1


    Imperial Credit Industries, Inc. Purchases 3,682,537 Shares of Its Stock

     TORRANCE, Calif., May 17 /PRNewswire/ -- Imperial Credit Industries, Inc. (Nasdaq: ICII) announced the purchase of 3,682,537 shares of its common stock at $8.00 per share from its former parent Imperial Bank, a subsidiary of Imperial Bancorp (NYSE: IMP). H. Wayne Snavely, chairman of ICII, stated: "Imperial Bank created ICII and has been a strong supporter of the Company during the past seven years. We are sorry that current banking regulations require the divestiture of the stock; however, in our opinion, this creates an opportunity for ICII shareholders." The shares purchased will be retired. The purchase of the stock will be financed by an issuance of new preferred stock in the amount of $30 million, which has been privately placed.

     Imperial Credit Industries, Inc., a diversified financial services holding company, was formed in 1991 and is headquartered in Torrance, California. The Company's major business activities are conducted through its five wholly owned subsidiaries: Southern Pacific Bank, Imperial Business Credit, Inc., Imperial Credit Advisors, Inc., Imperial Credit Commercial Asset Management Corporation, and Statewide Documentation, Inc. The Company's majority owned subsidiary is Imperial Capital Group, LLC (approximately 60% ownership). The Company's significant equity interest is Franchise Mortgage Acceptance Company (38.3% ownership) (Nasdaq: FMAX). The Company manages and has a 10.8% equity ownership interest in a commercial REIT, Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI). Imperial Credit Industries, Inc., its subsidiaries and affiliates, offer a wide variety of financial services, investment products, and asset management services.

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